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                            [BIOGEN, INC. LETTERHEAD]

                                                                   EXHIBIT 10.55

                                                      May 12, 1999

Mr. Mark Leuchtenberger
20 Old Farm Road
Newton, MA 02459

Dear Mark:

On behalf of Biogen, I am pleased to outline the details of a proposed secondment to the Paris office, whereby you will assume the position of Vice President - International. This secondment is intended to be a minimum of two years in duration, after which you will be repatriated back to Boston, Massachusetts. At the end of the two-year period, an option to extend for additional time will be by mutual agreement only.

As this is an international secondment, your employment is subject to foreign government entry documents and work visas and your acceptance of the terms and conditions outlined in this letter. Your foreign secondment will begin as soon as the appropriate documentation can be completed and approved. Your point of origin will be Boston, Massachusetts.

Your compensation and benefits package is designed to provide you with a level of income and benefits that is comparable with individuals at the same level and experience as yourself working in the United States. We have also taken into consideration the additional costs you may reasonably anticipate as a result of living in France.

The terms and conditions outlined in this letter will be in effect for the period of your secondment. At the conclusion of this secondment and upon your return to the United States, the provisions of the letters will cease and you will return to United States compensation and benefits programs.

COMPENSATION:

Your base salary for this position will be increased to $ 245,000 (paid in US dollars) effective May 17, 1999. Typically, we can arrange to have your salary paid in local currency and/or in US dollars, for your convenience.

You will continue to participate in the Executive Bonus Plan with a maximum bonus payment of 30% of base pay. The plan payments are determined by a combination of corporate and individual results.

GOODS AND SERVICES ALLOWANCE

In addition to your base salary, you will receive a goods and services allowance in addition to base salary if the cost of living at the location is in excess of comparable United States costs. Such cost relationships are measured by indices established by an independent consulting firm engaged by Biogen. Human Resources will establish the allowance with data provided by the consulting firm. This allowance is tied to income level and family size. Your 1999 allowance will be $3,250 per month.


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Mr. Mark Leuchtenberger
May 12, 1999

This allowance is paid on a monthly basis along with base salary and will be reviewed and possibly adjusted annually (or more frequently, in the event of a significant change) due to changes in host country costs and /or currency values.

HOUSING

Based upon our conversations, it was decided that it is in the best interest of Biogen and yourself for you to retain ownership of your US residence during your period of expatriation. You will be expected to maintain your current residence here in the US while on foreign assignment. You will be using your Newton residence and your personal vehicle during trips to Cambridge. The company will provide an apartment for you while you are in Paris. The company agrees to provide a management firm to watch over your Newton home while you are on foreign assignment. This will include mail forwarding, bill paying, and walk throughs. If repairs are to be made to your home, you will be financial responsible for such repairs.

TAX EQUALIZATION

Our philosophy is such that the Company will provide you with an after-tax income equivalent to that which you would have received had you remained in the US. This is done by hypothetical US Federal and actual state tax deductions from your total salary. Your withholding tax may also fluctuate according to changes in compensation or tax rates.

A tax advisor from a well-respected accounting firm selected by the Company will be made available to help you prepare your U.S. and foreign income tax returns; the fees for these services will be borne by the Company. Filings of tax returns and payment of tax owed in the US or abroad is entirely your responsibility and the Company assumes no responsibility for your taxes.

Additionally, appropriate and reasonable tax consulting sessions with the accounting firm selected by the Company will be provided before and after your secondment.

DOCUMENT ASSISTANCE:

The Company will advise you on appropriate documentation and will pay for those and other associated costs incurred in obtaining papers for travel to, or establishing residence in the France and/or countries to which you will be travelling in conjunction with the secondment abroad.

CULTURAL ORIENTATION

We will engage our relocation firm to provide you both a preview of the new country that you will visit as well as a cultural orientation.

TRANSFER ALLOWANCE:

Upon leaving the United States, you will be paid a one-time payment of $5,000 to pay for such things as appliance purchases, telephone installation, auto registration, driver's license, and other personal and miscellaneous expenses not specifically mentioned in this letter.


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Mr. Mark Leuchtenberger
May 12, 1999

SHIPMENT OF PERSONAL HOUSEHOLD GOODS:

We will move personal goods and furniture up to 5,000 pounds to France. Additional items can be stored at the company's expense. All items to be moved would be fully insured by the Company. You will also be entitled to store personal and household goods.

Biogen will also pay for any import duties and other expenses necessary for actual delivery of these goods. This does not include certain unusual or special items such as automobiles, antiques, trailers, campers, boats, etc. The selection of the storage company and the carrier will be at the discretion of the Company.

AUTO SALES AND LEASE:

Biogen will not pay for shipment of automobiles to the foreign location. If you decide to sell your present vehicle(s), we will reimburse you for the costs associated with the sale.

While on foreign secondment, the Company will provide a leased automobile for you. Due to your unique situation, you will be provided a Mercedes E320. The costs of the leased vehicle and insurance will be at the company expense; the cost of fuel and repairs will be your expense. Should you choose to want to lease a second automobile, the company will arrange for the vehicle to be leased through the company, at your expense.

VACATION:

You will be eligible for vacation under the U.S. policy.

HOLIDAYS:

You will be eligible to observe the local policy for holidays in France.

EMPLOYEE BENEFITS:

You shall continue to be eligible to receive benefits that, in general, are substantially similar to those that US employees receive. For your medical coverage, you will be in the Tufts out of area plan. Your children in the US will continue to be covered locally through COBRA insurance.

To the extent you are required by local laws and regulations to participate in Foreign benefit plans which are in addition to those you would have normally received in the US, the Company will pay for your contributions. Where possible the Company will help you obtain a waiver from participation in such local benefit plans programs.

LANGUAGE INSTRUCTION:

If required, the Company will pay for reasonable language instruction to be arranged upon your arrival in France.

EMERGENCY LEAVE:

The Company will grant up to seven days off plus travel time for personal emergencies such as serious illness or death of an immediate family member. Round trip air transportation will be granted.


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Mr. Mark Leuchtenberger
May 12, 1999


HOME LEAVE:

Biogen encourages you and your family to return to the United States to renew business, professional, personal, and family contacts on an annual basis. For that purpose, the Company will provide the following home leave back to the United States during each twelve-month period of the secondment:

- A period of time above and beyond eligible vacation time, not to exceed fourteen calendar days or ten working days will be granted.
-    Actual living expenses will be your responsibility.
- Expenses for the rental of a car in the United States will be reimbursed for a maximum period of fourteen days.
- Pay in any form will not be granted in lieu of home leave, nor will payment be authorized if travel is not to the point of origin.

Additionally, based upon your unique situation, you and Jim have agreed that your children will be entitled to 5 visits to Paris during the year. In order to manage the expenses related to these trips, these trips will be reimbursed at a 30-day advanced nonrefundable coach rate. Additionally, it is expected that with the extensive travel you and the children have, you will use frequent flyer miles accumulated toward these trips, before requesting reimbursement from Biogen. Additionally, you, Tracey and Sara Grace will be reimbursed for 1 roundtrip for each 12-month period. Also, there is an expectation that certain business functions (such as the year end holiday party) will require the attendance of your and Tracey. The company agrees to reimburse you for such trips.

TERMINATION:

In the event of involuntary termination, the Company will arrange to return you to the United States. This will also include your household and personal effects, limited to the same weight and size of your shipment at the beginning of your secondment. The expenses will be borne by the Company only if the move out of France occurs within thirty days of termination.

You agree that all rights and obligations in the event of an involuntary termination shall be determined based on the laws of the US and the Commonwealth of Massachusetts, and you hereby waive any rights you may have under the laws and regulations of France and the European Union.

REPATRIATION:

Although an expected secondment duration of approximately two years has been planned, further extensions may be negotiated. However, after two years, should you remain in the France, your overall compensation situation will be reviewed. If it is determined that your status will not remain that of an expatriate, you will be considered a local national and specifically, the following allowance/benefits may be discontinued:

-    Commodities and Service Allowance
-    Company arranged housing
-    Company paid home leave
-    Tax equalization


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Mr. Mark Leuchtenberger
May 12, 1999

Approximately six months before conclusion of your secondment, discussions will begin regarding your repatriation and a suitable position back in the United States upon successful completion of the foreign secondment. Every attempt will be made to find a position within the Company which suitably utilizes your skills and experience and which fits your career interests. At that point, I will generate a letter that will detail all terms and conditions of your repatriation.

On behalf of Jim Mullen, it is with great pleasure that I present the terms and conditions of your appointment. I trust that you will find your experiences in your new capacity in Paris to be professionally rewarding, and that all the daily experiences of living in France will be personally fulfilling for you. Please countersign and date your acceptance below.

                                        Sincerely,

                                        /s/ Richard W. Fisher

                                        Richard W. Fisher
                                        Director - Human Resources


Accepted: /s/ Mark Leuchtenberger            Date: 9/10/99
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